Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com
Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports Fourth Quarter and Year-End 2009 Results

U.S. Sales Force to Launch Qutenza in April 2010

Qutenza U.S. Price Established

2009 Corporate Highlights:

•	Received U.S. Food and Drug Administration (FDA) approval of Qutenza® (capsaicin) 8% patch for management of neuropathic pain associated with postherpetic neuralgia (PHN)

•	Granted European Commission (EC) approval of Qutenza for treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain

•	Entered exclusive agreement with Astellas Pharma Europe Ltd. (Astellas) for commercialization of Qutenza in Europe, Middle East and Africa

Recent and Upcoming 2010 Milestones:

•	Hiring of U.S. commercial team nearly complete

•	Established wholesale acquisition cost (WAC) for Qutenza

•	NeurogesX expected to begin selling Qutenza in U.S. in April 2010

•	Astellas nearing Qutenza commercial availability in selected European markets

San Mateo, Calif., (March 18, 2010) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for the fourth quarter and full year ended December 31, 2009.

During 2009, NeurogesX was granted marketing authorizations in both the United States and Europe for its lead product Qutenza® (capsaicin) 8% patch. In November 2009, the U.S. Food and Drug Administration (FDA) approved Qutenza for the management of neuropathic pain associated with postherpetic neuralgia (PHN), the nerve pain which can persist following an outbreak of shingles. In early 2010, NeurogesX substantially completed the hiring of a nearly 50-person commercial team that will launch Qutenza in the United States. The field-based team will include a 40 person sales and sales management team. In addition, the Company established its medical affairs and reimbursement support functions, including a team of medical science liaisons and field based reimbursement support specialists.

The U.S. sales force is preparing to introduce Qutenza in April 2010 to mostly pain specialists who write high volumes of prescriptions for PHN products. Once Qutenza is established in these top pain treatment centers, we expect that the sales team will expand its focus to a broader group of physicians who treat significant numbers of patients with PHN. This focused selling strategy is intended to promote a high quality of service to physicians to create a positive patient experience, with the goal of maximizing the long term commercial potential of Qutenza.

In conjunction with preparations for commercialization, the Company has established the wholesale acquisition cost (WAC) for Qutenza at $675 for a one-patch treatment kit and $1,350 for a two-patch treatment kit. The estimated average annual cost of Qutenza will depend on both the number of patches used and treatments per year. The Company’s market research and clinical trial experience indicates that average usage may be approximately two patches per treatment with three to four treatments per year.

In Europe, NeurogesX’ partner Astellas Pharma Europe Ltd. (Astellas) is responsible for commercialization of Qutenza. During the second quarter of 2009, the European Commission (EC) approved Qutenza in all 27 European Union (E.U.) member countries for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. Following the approval, NeurogesX finalized an exclusive agreement with Astellas for the commercialization of Qutenza in the European Economic Area (EEA), including the European Union, Iceland, Norway, Liechtenstein, Switzerland and certain countries in Eastern Europe, the Middle East and Africa. Astellas’ goal is to launch Qutenza as soon as possible, with the aim to make the product available in as many of the E.U. markets as possible before the end of 2010. It is anticipated that selected countries will make the product available in the coming weeks.

Anthony DiTonno, President and CEO, commented, “NeurogesX experienced its most transformational year in 2009, with the approval of our lead product Qutenza in both the United States and European Union. With the NeurogesX commercial team in place and actively preparing for the U.S. launch in April, we are very excited to introduce a new treatment option for physicians and their patients who suffer from PHN. We expect 2010 to be a very exciting year for NeurogesX as we realize the goal of becoming a full fledged commercial enterprise with our upcoming launch of Qutenza. We also look forward to re-entering the clinic later this year with NGX-1998, a topical liquid formulation designed to address neuropathic pain by utilizing the same active ingredient as Qutenza.”

Fourth Quarter and Year-End 2009 Financial Results

Collaboration revenue for the fourth quarter of 2009 was $1.9 million, and totaled $2.0 million for the year ended December 31, 2009. These amounts reflect amortization of upfront payments received in connection with the Astellas Agreement. Amortization began in late September 2009 with the transfer of the E.U. Qutenza marketing authorization from NeurogesX to Astellas.

Total operating expenses were $6.9 million for the fourth quarter of 2009, an increase of approximately 49% compared to $4.7 million in the year ago period. The year-over-year increase was primarily attributed to higher selling, general and administrative expenses (SG&A) in preparation for the U.S. launch of Qutenza. For the full year 2009, total operating expenses of $23.7 million represented a 10% decrease from $26.3 million during the year ended December 31, 2008. The full year decrease in operating expenses reflected a substantial decrease in clinical development activity, a component of research and development expenses, partially offset by increased SG&A expenses related to preparations for commercialization of Qutenza.

Research and development expenses were $2.7 million for the fourth quarter of 2009, or 8% above the $2.5 million reported in the year ago period; and $11.2 million during the full year 2009, 30% lower than $16.1 million in the year ended December 31, 2008. In 2009, Qutenza clinical evaluation was limited to a 20-patient, FDA-requested study to support regulatory approval, whereas a larger Phase 3 pivotal trial was winding down during 2008. Further year-over-year reductions in research and development resulted from the Company’s strategy to defer development programs in order to focus resources on regulatory processes and pre-commercialization activities in both Europe and the United States.

SG&A expenses were $4.2 million and $12.4 million during the fourth quarter and full year 2009, respectively, compared to $2.2 million and $10.2 million in the fourth quarter and full year 2008, respectively. The year-over-year increase in SG&A resulted from the hiring of key staff members to prepare for the launch of Qutenza, support pricing and reimbursement strategies, and establish a medical affairs function. Following the November 2009 FDA approval of Qutenza, higher SG&A expenses during the fourth quarter reflected an acceleration of launch-related preparations.

Net loss for the fourth quarter of 2009 was $5.1 million, compared to a net loss of $4.8 million for the fourth quarter of 2008. Net loss per share was $0.29 per share and $0.27 per share for the three months ended December 31, 2009 and 2008, respectively, based on weighted average shares outstanding of 17,676,132 and 17,553,133, respectively. Net loss for the 12 months ended December 31, 2009 was $21.9 million, compared to a net loss of $26.0 million for the same period of 2008. Net loss per share was $1.24 per share and $1.49 per share for the 12 months ended December 31, 2009 and 2008, respectively, based on weighted average shares outstanding of 17,610,796 and 17,519,415, respectively. The weighted average shares used in computing loss per share for all periods presented exclude anti-dilutive securities, such as stock options and warrants.

Cash, cash equivalents and short-term investments were $50.6 million at December 31, 2009, compared to $57.0 million at September 30, 2009.

Stephen Ghiglieri, EVP, COO and CFO, commented, “During the third and fourth quarters of 2009, we recorded our first revenues since inception, as a result of our agreement with Astellas. During 2010, following our planned product launch in April, we look forward to completing the transition to a commercial enterprise. Our objective for Qutenza during the first year in the market is to drive awareness and adoption within the top tiers of high prescribing physicians before expanding our physician call base. We believe this strategy will be most effective in maximizing the value of the Qutenza brand by integrating Qutenza treatment into high potential pain physician practices through high quality education, training and reimbursement support, rather than trying to reach a maximum number of physicians in the first months. We look forward to the planned product launch and expect to make an announcement when the product is available in April.”

Conference Call Details

The Company will hold its quarterly conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss fourth quarter and year-end 2009 results.

To participate, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). To access the live web cast please visit the Investor Relations section on the corporate web site at http://www.neurogesx.com.

A replay of the conference call will be available beginning March 18, 2009 at 7:30 p.m. ET (4:30 p.m. PT) and ending on April 18, 2010 by dialing 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 347110. A replay of the webcast will also be available on the corporate website for one month, through April 18, 2010.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept and is now poised to bring its lead product to patients and physicians. In addition, we continue to apply our knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza® (capsaicin) 8% patch, is a localized dermal delivery system containing a prescription strength of capsaicin that is currently approved in the United States and the European Union. NeurogesX expects to launch Qutenza in United States in April, 2010 for patients with postherpetic neuralgia (PHN). In Europe, Qutenza will be marketed by Astellas Pharma Europe Ltd., (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc.

The Company’s most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies.

The Company’s early stage product pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The Company has evaluated these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements about the timing and scope of commercial launch of Qutenza in the United States and European Union; planned commercialization and sales strategies, as well as the expected benefits of such strategies; the roles and activities of Astellas in commercialization of Qutenza in the European Union; the pricing of Qutenza and potential annual usage of Qutenza by an average PHN patient; and the timing of re-entry of NGX-1998 into clinical development. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in launch or commercialization efforts with respect to Qutenza, including the maintenance of regulatory approvals, unexpected adverse side effects of Qutenza, difficulties or delays in building the sales and marketing infrastructure to support launch or commercialization of Qutenza, decisions by Astellas to halt or delay commercialization efforts, or decisions by regulatory authorities with regard to pricing or reimbursement of Qutenza; difficulties or delays in the commencement of additional clinical studies for NGX-1998; unexpected adverse side effects for NGX-1998 or NeurogesX’ other product candidates; unanticipated additional research and development, commercialization and other costs; potential disputes arising with our strategic partners; potential claims of violating intellectual property of third parties; and the uncertainty of patent protection for NeurogesX intellectual property or trade secrets. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

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NEUROGESX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Collaboration revenue	$1,887	$—	$2,006	$—
Operating expenses:
Research and development (1)	$2,697	$2,497	$11,235	$16,104
Selling, general and administrative (2)	4,232	2,155	12,420	10,182

Total operating expenses	6,929	4,652	23,655	26,286
Loss from operations	(5,042)	(4,652)	(21,649)	(26,286)
Interest income	14	65	89	1,106
Interest expense	(36)	(152)	(276)	(792)
Other income (expense), net	(13)	(49)	(31)	(63)

Net loss	$(5,077)	$(4,788)	$(21,867)	$(26,035)

Basic and diluted net loss per share	$(0.29)	$(0.27)	$(1.24)	$(1.49)

Shares used to compute basic and diluted net loss per share	17,676,132	17,553,133	17,610,796	17,519,415

Non-cash stock-based compensation expense included in operating expenses:

(1) Research and development	$472	$148	$1,068	$745
(2) Selling, general and administrative	399	185	1,424	755

	$871	$333	$2,492	$1,500

NEUROGESX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2009	2008
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$29,695	$10,435
Short-term investments	20,864	14,071
Receivable from collaborative partner	678	—
Prepaid expenses and other current assets	769	412
Restricted cash	40	40

Total current assets	52,046	24,958
Property and equipment, net	739	468
Restricted cash	120	160
Other assets	—	4

Total assets	$52,905	$25,590

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$65	$370
Accrued compensation	2,157	1,039
Accrued license fee	1,213	—
Accrued research and development	670	1,067
Other accrued expenses	1,222	540
Deferred revenue	7,242	—
Notes payable—current portion	191	2,833

Total current liabilities	12,760	5,849
Non-current liabilities:
Deferred revenue	39,601	—
Notes payable—non-current portion	—	191
Deferred rent	291	276

Total non-current liabilities	39,892	467

Commitments and contingencies (Note 7)
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2009 and 2008; 17,725,959 and 17,568,402 shares issued and outstanding at December 31, 2009, and 2008, respectively	18	18
Additional paid-in capital	212,254	209,370
Deferred stock-based compensation	—	(2)
Accumulated other comprehensive income (loss)	(8)	32
Accumulated deficit	(212,011)	(190,144)

Total stockholders’ equity	253	19,274

Total liabilities and stockholders’ equity	$52,905	$25,590

(1)	The balance sheet at December 31, 2008, has been derived from the audited consolidated financial statements at that date.